Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

The Members
GGP/Homart II, L.L.C.:

We consent to the incorporation by reference in the December 31, 2014 Annual Report on Form 20-F of Brookfield Property Partners L.P. of our report dated February 28, 2013, with respect to the consolidated statements of operations and comprehensive income, changes in capital, and cash flows for the year ended December 31, 2012, not included herein.

(signed) KPMG LLP

Chicago, Illinois
March 16, 2015